UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K/A
Amendment No. 1
(Amending Item 5.02)
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): November 7, 2008 (November 6, 2008)
Crown Crafts, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-7604	58-0678148

(State or Other	(Commission File Number)	(IRS Employer
Jurisdiction of		Identification
Incorporation)		No.)

916 South Burnside Avenue, Gonzales, LA	70737

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (225) 647-9100

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On November 6, 2008, Crown Crafts, Inc. (the “Company”) and Olivia W. Elliott entered into an employment agreement pursuant to which Ms. Elliott will serve as Vice President and Chief Financial Officer of the Company. A description of that agreement is set forth in Item 5.02 below. The information set forth in Item 5.02 and the agreement filed as Exhibit 10.1 to this report are incorporated herein by this reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.
     As previously reported, on September 23, 2008, the Company issued a press release announcing the appointment as of that date of Olivia W. Elliott as Vice President and Chief Financial Officer of the Company. On November 6, 2008, the Company and Ms. Elliott entered into an Employment Agreement dated as of that date that sets forth the terms of Ms. Elliott’s employment with the Company (the “Employment Agreement”). This Form 8-K/A amends the current report on Form 8-K filed by the Company on September 23, 2008 to include the material terms of the Employment Agreement.
     Pursuant to the Employment Agreement, Ms. Elliott has agreed to serve as Vice President and Chief Financial Officer of the Company for an initial term of one year; however, the Employment Agreement renews automatically on a daily basis unless and until either party gives the other party one year’s advance notice of non-renewal. The Employment Agreement provides for an initial annual salary of $200,000, subject to annual review and upward adjustment, and cash bonuses based on the Company’s achievement of performance criteria established by its board of directors, as well as other benefits under programs adopted by the Company from time to time. The Employment Agreement also contains one-year post-employment non-competition provisions.
     Under the Employment Agreement, Ms. Elliott is entitled to certain benefits upon the termination of her employment. If her employment is terminated by the Company without “Cause” or by Ms. Elliott for “Good Reason”, each as defined in the Employment Agreement, then Ms. Elliott is entitled to payment of (i) her salary, perquisites and all other compensation other than bonuses for the greater of the remaining term of the Employment Agreement and one year and (ii) a bonus, which is required to be an amount equal to the highest annual bonus paid or payable to her in respect of any of the preceding three full fiscal years. These benefits are also payable to Ms. Elliott if the Employment Agreement is not expressly assumed by any acquirer of the Company, whether by purchase, merger, consolidation or otherwise.
     In addition, Ms. Elliott is entitled to provide notice of termination of her employment and receive the severance payments and benefits discussed in the immediately preceding paragraph under the following circumstances: (i) if there occurs a “Change in Control” (as defined in the Employment Agreement), and if at the time of such Change in Control, E. Randall Chestnut, the current President and Chief Executive Officer of the Company, is not employed by the Company or any of its affiliates; or (ii) if there occurs a Change in Control and if Mr. Chestnut is so employed at the time of such Change in Control and at any time during the 150-day period immediately following the occurrence of such Change in Control, Mr. Chestnut shall no longer be employed by the Company or any of its affiliates for whatever reason.
     The full text of the Employment Agreement is included as Exhibit 10.1 hereto. The description contained herein of the Employment Agreement is qualified in its entirety by reference to the terms of such document.

Item 9.01. Financial Statements and Exhibits.
(d)	Exhibits.
10.1	Employment Agreement dated November 6, 2008 by and between the Company and Olivia W. Elliott

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

CROWN CRAFTS, INC.
By:	/s/ E. Randall Chestnut
E. Randall Chestnut,
President and Chief Executive Officer

Dated: November 7, 2008

EXHIBIT INDEX

Exhibit No.	Exhibit

10.1	Employment Agreement dated November 6, 2008 by and between the Company and Olivia W. Elliott